INGENEX, INC.                 EXHIBIT 11.1
                         (a development state company)

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

                                                              Year ended December 31,             Six Months ended June 30,
                                                           -----------------------------       -------------------------------
Historical                                                    1994               1995                1995             1996
----------                                                    ----               ----                ----             ----

Net loss............................................       $(4,883,601)      $(4,994,834)      $(2,198,503)       $(1,897,250)
                                                           ============      ============      ============       ============

Weighted averaged shares of common
    stock outstanding...............................           580,715           685,012           668,437            715,962

Shares related to Staff Accounting
    Bulletin topic 4D:
         Stock options..............................           269,558           269,558           269,558            269,558

Conversion of payable to parent.....................           808,587           808,587           808,587            808,587
                                                           ------------      ------------      ------------       ------------
Shares used in computing net loss per share.........         1,658,860         1,763,157         1,746,582          1,794,107
                                                           ============      ============      ============       ============
Net loss per share..................................            $(2.94)           $(2.83)           $(1.26)            $(1.06)

Pro Forma
---------

Net loss, as above..................................                         $(4,994,834)                         $(1,897,250)

Add back interest on payable to parent..............                                                                  155,036
                                                                             ============                         ============
Net loss, as adjusted...............................                          (4,994,834)                          (1,742,214)

Shares used in computing net loss per share, as above                          1,763,157                            1,794,107

         Adjusted to reflect the effect of:

            Conversion of payable to parent.........                             156,801                              173,230

            Conversion of preferred stock from
              the date of issuance..................                           1,291,234                            1,291,234
                                                                             ------------                         ------------
Shares used in computing pro forma net loss per share                          3,211,192                            3,258,571
                                                                             ============                         ============

Pro Forma net loss per share........................                         $     (1.56)                         $     (0.53)
                                                                             ============                         ============
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